Exhibit 99.1

For media:
Ruth Pachman, 212-521-4891
ruth-pachman@kekst.com
or
For investors:
Mark Tubb, 205-745-2627
mark.tubb@walterenergy.com

For Immediate Release

Walter Energy Announces First Quarter 2013 Results

Company Reports 9% Increase in Met Coal Sales Volumes Compared to the Fourth Quarter of 2012

Adjusted EBITDA Improves to $32.0 Million

Improved Operating Performance Reflects a 12% Sequential Increase in Met Coal Production Volumes and a 12% Reduction in Met Coal Cash Cost of Sales per Ton

Recent Debt Offering Enhances Liquidity and Extends Debt Maturities

BIRMINGHAM, AL — May 1, 2013 — Walter Energy Inc. (NYSE:WLT) (TSX:WLT), a leading, publicly traded “pure-play” producer of metallurgical (met) coal for the global steel industry, today announced results for the first quarter ended March 31, 2013.

Revenues were $491 million in the first quarter of 2013, an increase of 3% from the fourth quarter of 2012. Revenues declined from $632 million in the first quarter of 2012, due to industry-wide lower metallurgical coal prices. The Company reported a net loss of $49.4 million, or a $0.79 loss per diluted share in the first quarter, compared to a net loss of $71.0 million, or a $1.13 loss per diluted share in the fourth quarter 2012 and compared to net income of $40.6 million, or $0.65 per diluted share in the first quarter of 2012.

The first quarter of 2013 loss includes charges of $4.9 million, net of tax, or $0.08 per share related to curtailing production at the Willow Creek mine and $4.4 million, net of tax, or $0.07 per share primarily related to proxy contest expenses.  Excluding these charges and adjustments described in the Company’s “Reconciliation of Non-GAAP Financial Measures,” the first quarter 2013 adjusted net loss was $40.1 million, or a $0.64 loss per diluted share, and Adjusted EBITDA was $32.0 million.

“In the first quarter, we made continued progress on our key strategic initiatives, most notably on our aggressive cost reduction efforts,” said Walt Scheller, Chief Executive Officer. “While we have seen stronger demand in 2013, met coal pricing has improved only marginally, and the recovery in the global economy and metallurgical coal markets remains uncertain. We remain focused on operating safely, further reducing costs, carefully managing capital spending, improving liquidity and reducing our debt levels as we position the Company to benefit when markets recover.”

Metallurgical Sales Volume and Pricing

First quarter of 2013 met coal sales volume, including both hard coking coal (HCC) and low-volatility (low-vol) PCI, was 2.8 million metric tons (MMTs), an increase of 17% and 9%, respectively, compared to first quarter of 2012 and the fourth quarter of 2012. HCC sales volume was 2.4 MMTs in the first quarter of 2013 compared to 1.9 MMTs and 2.0 MMTs in the first quarter of 2012 and fourth quarter of 2012, respectively.  Low-vol PCI sales volume was 0.4 MMTs compared to 0.5 MMTs in both the prior year comparable period and the fourth quarter of 2012. In the first quarter of 2013, met coal sales tonnage was approximately 88% of total coal sales volume.

Overall in the first quarter, pricing strengthened. Average realized met coal pricing improved 2% as compared to the fourth quarter 2012. The average first quarter 2013 selling price of HCC (primarily low-vol and mid-vol) was $154 per metric ton (MT), which was slightly higher than the fourth quarter’s average price of $152 per MT and significantly less than first quarter 2012 average price of $225 per MT. The average selling price for low-vol PCI was $139 per MT as compared to $128 per MT in the prior quarter and $188 per MT in the prior year comparable quarter.

Metallurgical Coal Production

Met coal production was 2.8 MMTs in the first quarter of 2013, comprised of 2.3 MMTs of HCC and 0.5 MMTs of low-vol PCI. Met coal production increased 12% from the 2.5 MMTs produced in the fourth quarter of 2012.

First quarter 2013 met coal production in the Company’s U.S. Operations segment increased to 1.7 MMTs compared to 1.5 MMTs in the fourth quarter 2012, despite the impact of two longwall moves during the quarter. Our Canadian and U.K. Operations segment increased met coal production to 1.0 MMTs compared to 0.9 MMTs in the fourth quarter 2012.

Metallurgical Coal Cash Cost of Sales

Consolidated cash cost of sales for HCC was $120 per MT in the first quarter compared to $124 per MT in the fourth quarter of 2012. In the U.S. Operations segment, the cash cost of sales for HCC decreased to $110 per MT in the first quarter, from $118 per MT in the fourth quarter of 2012.

Cash cost of sales for low-vol PCI at the Company’s Brule mine was $122 per MT in the first quarter of 2013, compared with $165 and $159 in the fourth quarter 2012 and first quarter 2012, respectively. The substantial improvement in costs primarily reflects cost reduction initiatives including the conversion of the mine from contractor-operated to owner-operated.

The Willow Creek mine reduced its costs in the first quarter as a result of improved productivity, lower spending and lower LCM charges. Cost of sales per ton declined by 51% compared to the fourth quarter of 2012 and 65% compared to the first quarter of 2012. However, the mine’s cost structure remains high, and due to the current weak met coal pricing environment the Company has previously announced that it would curtail production at Willow Creek. The Company expects that the ongoing costs at the mine will not be significant.

Thermal Coal Sales and Production

Sales of thermal coal totaled approximately 0.4 MMT in the first quarter 2013, a decline of approximately 42% from fourth quarter 2012. Thermal coal production was also lower in the first quarter, down 20%, from the fourth quarter, primarily due to difficult mining conditions at the Company’s North River mine. These conditions and the related reduced production resulted in an increase to cash cost of sales of approximately $37 per MT during first quarter 2013 compared to the fourth quarter of 2012. As previously announced, the Company expects to close this mine earlier than previously planned and anticipates this closure to occur before year-end. The Company expects that the performance of the mine will return to more normal levels for the remainder of its life.

Other Expenses

Selling, general and administrative (SG&A) expenses totaled $30.7 million in the first quarter 2013. Despite the inclusion of $6.8 million in pre-tax expenses primarily related to the proxy contest, SG&A for the quarter was only slightly higher than fourth quarter 2012 SG&A of $28.9 million and was down 15% from the first quarter of 2012.

Interest expense for the first quarter 2013 totaled $52.6 million compared to $49.6 million in the fourth quarter of 2012. Both periods included accelerated amortization of debt expense totaling approximately $6.0 million related to the prepayment of term debt using the proceeds from the fourth quarter of 2012 and first quarter of 2013 debt offerings. Cash interest totaled $40 million in the first quarter, compared to $36 million in the fourth quarter of 2012.

Restructuring charges in the first quarter totaled $7.4 million and relate to the previously announced curtailment of operations at Willow Creek in the Canadian and U.K. Operations segment.

Capital Expenditures

Walter Energy continues to focus on managing capital spending carefully.  The Company’s capital expenditures were $34 million for the first quarter of 2013, a decrease of 43% and 72% from fourth quarter of 2012 and first quarter of 2012, respectively.  For the full year 2013, the Company has lowered its capital spending estimate to approximately $170 million from the original estimate of $220 million.

Liquidity

At the end of the first quarter of 2013, available liquidity was $560 million, consisting of cash and cash equivalents of $236 million plus $324 million of availability under the Company’s revolving credit facility.

Safety and Stewardship Highlights

Walter Energy’s emphasis on safety continues to show results as the majority of locations are achieving lower total reportable injury rates. The Company’s reportable injury rate in the Canadian and U.K. Operations segment has decreased 80% compared to the first quarter of 2012. Company-wide, the total of all injuries (Reportable and Non-reportable) was down 27.3% in the first quarter of 2013 versus the same period in 2012, with Reportable injuries down 34.8% for the quarter. The Total Reportable Incident Rate was down 10% in the first quarter of 2013 compared with the first quarter of 2012.

Outlook

While the Company does not provide earnings guidance, it does provide directional commentary and observations on key areas of the business.

Sales price per ton for met coal is expected to be slightly higher in the second quarter compared with the first quarter, with met coal sales volumes expected to be in line with the first quarter.

The Company expects to lower its per ton met coal cost of production and cost of sales in the second quarter of 2013 by more than 5%.

Overall earnings, adjusted EBITDA and cash flows are expected to significantly improve in the second quarter compared to the first quarter.

Use of Non-GAAP Measures

This release contains the use of certain U.S. non-GAAP (Generally Accepted Accounting Principles) measures. These non-GAAP measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non GAAP measures may not be comparable to other similarly titled measures used by other entities. A reconciliation of non-GAAP to GAAP measures is provided in the financial section of this release.

Conference Call Webcast

The Company will hold a webcast to discuss first quarter 2013 results on Thursday, May 2, 2013, at 9:00 a.m. ET. To listen to the live event, visit www.walterenergy.com.

About Walter Energy

Walter Energy is a leading, publicly traded “pure-play” metallurgical coal producer for the global steel industry with strategic access to high-growth steel markets in Asia, South America and Europe. The Company also produces thermal coal, anthracite, metallurgical coke and coal bed methane gas. Walter Energy employs approximately 4,000 employees, with operations in the United States, Canada and United Kingdom. For more information about Walter Energy, please visit www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. Forward-looking statements include expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: unfavorable economic, financial and business conditions; the global economic crisis; market conditions beyond our control; prolonged decline in the price of coal; decline in global coal or steel demand; prolonged or dramatic shortages or difficulties in coal production; our customer’s refusal to honor or renew contracts; our ability to collect payments from our customers; inherent risks in coal mining such as weather patterns and conditions affecting production, geological conditions, equipment failure and other operational risks associated with mining; title defects preventing us from (or resulting in additional costs for) mining our mineral interests; concentration of our mining operations in limited number of areas; a significant reduction of, or loss of purchases by, our largest customers; unavailability of cost-effective transportation for our coal; availability, performance and costs of railroad, barge, truck and other transportation; disruptions or delays at the port facilities we use; risks associated with our reclamation and mine closure obligations, including failure to obtain or renew surety bonds; significant increase in competitive pressures and foreign currency fluctuations; significant cost increases and delays in the delivery of raw materials, mining equipment and purchased components; availability of adequate skilled employees and other labor relations matters; inaccuracies in our estimates of our coal reserves; estimates concerning economically recoverable coal reserves; greater than anticipated costs incurred for compliance with environmental liabilities or limitations on our abilities to produce or sell coal; our ability to attract and retain key personnel; future regulations that increase our costs or limit our ability to produce coal; new laws and regulations to reduce greenhouse gas emissions that impact the demand for our coal reserves; adverse rulings in current or future litigation; inability to access needed capital; events beyond our control may result in an event of default under one or more of our debt instruments; availability of licenses, permits, and other authorizations may be subject to challenges; risks associated with our reclamation and mine closure obligations; failure to meet project development and expansion targets; risks associated with operating in foreign jurisdictions; risks related to our indebtedness and our ability to generate cash for our financial obligations; downgrade in our credit rating; our ability to identify suitable acquisition candidates to promote growth; our ability to successfully integrate acquisitions; our exposure to indemnification obligations; volatility in the price of our common stock; our ability to pay regular dividends to stockholders; costs related to our postretirement benefit obligations and workers’ compensation obligations; our exposure to litigation; and other risks and uncertainties including those described in our filings with the SEC. Forward-looking statements made by us in this release, or elsewhere, speak only as of the date on which the statements were made. You are advised to read the risk factors in our most recently filed Annual Report on Form 10-K and subsequent filings with the SEC, which are available on our website at www.walterenergy.com and on the SEC’s website at www.sec.gov. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of the date of this release unless otherwise noted.

WALTER ENERGY, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME ($ in thousands, except per share and share amounts) Unaudited

	For the three months
	ended March 31,
	2013	2012
Revenues:
Sales	$489,609	$627,298
Miscellaneous income	1,734	4,265
	491,343	631,563

Costs and expenses:
Cost of sales (exclusive of depreciation and depletion)	420,934	431,534
Depreciation and depletion	81,190	66,493
Selling, general and administrative	30,674	36,247
Postretirement benefits	14,725	13,213
Restructuring charges (1)	7,440	—
	554,963	547,487

Operating income (loss)	(63,620)	84,076
Interest expense (2)	(52,618)	(28,067)
Interest income	650	277
Other income (loss) (3)	105	(6,993)
Income (loss) before income tax expense	(115,483)	49,293
Income tax expense (benefit)	(66,039)	8,677
Net income (loss)	(49,444)	40,616

Net income (loss) per share:
Basic	$(0.79)	$0.65
Diluted	$(0.79)	$0.65

Weighted average number of shares outstanding (4)	62,598,990	62,462,692
Weighted average number of diluted shares outstanding (4)	62,598,990	62,739,018

Comprehensive income (loss)	$(59,644)	$45,281

(1)         Includes restructuring charges associated with the curtailment of operations at our Willow Creek mine in the Canadian and U.K. Operations segment.

(2)         The three months ended March 31, 2013 includes accelerated debt amortization costs of $6.0 million associated with the $250 million prepayment of principal on term loans A and B made upon the issuance of the $450 million 8.5% senior notes in the current quarter.  The current quarter interest expense also reflects an increase in interest rates on our outstanding debt obligations due to the Second and Third Amendments to the 2011 Credit Agreement as well as the increase in interest associated with the issuance of $500 million 9.875% senior notes issued in the fourth quarter of 2012.

(3)         The three months ended March 31, 2012 includes losses on the sale and remeasurement to fair value of equity investments.

(4)         In periods of net loss, the number of shares used to calculate diluted earnings per share is the same as that used to calculate basic earnings per share.

WALTER ENERGY, INC. AND SUBSIDIARIES RESULTS BY OPERATING SEGMENT ($ in thousands) Unaudited

	For the three months
	ended March 31,
	2013	2012

REVENUES:
U.S. Operations	$339,225	$452,150
Canadian and U.K. Operations	151,444	178,351
Other	674	1,062
Revenues	$491,343	$631,563

OPERATING INCOME (LOSS):
U.S. Operations	$(6,957)	$106,981
Canadian and U.K. Operations	(48,766)	(13,555)
Other	(7,897)	(9,350)
Operating income (loss)	$(63,620)	$84,076

DEPRECIATION AND DEPLETION:
U.S. Operations	$47,473	$42,142
Canadian and U.K. Operations	33,232	24,136
Other	485	215
Depreciation and depletion	$81,190	$66,493

CAPITAL EXPENDITURES:
U.S. Operations	$27,401	$36,112
Canadian and U.K. Operations	6,314	84,180
Other	312	553
Capital expenditures	$34,027	$120,845

WALTER ENERGY, INC. AND SUBSIDIAIRES SUPPLEMENTAL FNANCIAL DATA (Ton information in 000’s metric tons and dollars in USD) Unaudited

	3 Months Ended March 31, 2013			3 Months Ended March 31, 2012			3 Months Ended December 31, 2012
	U.S. Operations	Canadian and U.K. Operations	Total	U.S. Operations	Canadian and U.K. Operations (3)	Total	U.S. Operations	Canadian and U.K. Operations	Total
Total Metallurgical
Sales Metric Tons	1,706	1,071	2,777	1,535	832	2,367	1,506	1,040	2,546
Production Metric Tons	1,738	1,019	2,757	1,969	1,025	2,994	1,542	924	2,466
Average Net Selling Price	$157.28	$143.96	$152.14	$221.22	$211.92	$217.95	$153.64	$141.07	$148.51
Average Cash Cost of Sales per Ton (1)(2)	$109.76	$134.91	$119.46	$110.33	$183.49	$136.04	$118.05	$160.50	$135.39
Average Cash Cost of Production per Ton (1)	$78.11	$109.67	$89.78	$71.68	$124.59	$89.79	$86.62	$107.84	$94.57

Low Vol Hard Coking
Sales Metric Tons	1,166	—	1,166	1,011	—	1,011	828	—	828
Production Metric Tons	1,074	—	1,074	1,157	—	1,157	998	—	998
Average Net Selling Price	$162.97	$—	$162.97	$235.14	$—	$235.14	$162.39	$—	$162.39
Average Cash Cost of Sales per Ton (1)(2)	$104.26	$—	$104.26	$106.13	$—	$106.13	$98.86	$—	$98.86
Average Cash Cost of Production per Ton (1)	$64.69	$—	$64.69	$60.85	$—	$60.85	$70.21	$—	$70.21

Low Vol Hard Coking - Willow Creek
Sales Metric Tons	—	105	105	—	—	—	—	4	4
Production Metric Tons	—	99	99	—	9	9	—	50	50
Average Net Selling Price	$—	$135.63	$135.63	$—	$—	$—	$—	$210.40	$210.40
Average Cash Cost of Sales per Ton (1)(2)	$—	$199.39	$199.39	$—	$—	$—	$—	not meaningful	not meaningful
Average Cash Cost of Production per Ton (1)	$—	$155.66	$155.66	$—	$280.91	$280.91	$—	$146.93	$146.93

Mid Vol Hard Coking
Sales Metric Tons	390	547	937	286	322	608	467	528	995
Production Metric Tons	418	433	851	565	405	970	358	398	756
Average Net Selling Price	$153.28	$149.19	$150.89	$223.12	$250.02	$237.27	$143.43	$153.28	$148.65
Average Cash Cost of Sales per Ton (1)(2)	$135.53	$131.10	$132.94	$137.92	$145.09	$141.69	$143.22	$120.10	$130.97
Average Cash Cost of Production per Ton (1)	$106.86	$99.84	$103.29	$79.61	$104.98	$90.20	$122.47	$82.99	$101.70

High Vol Hard Coking
Sales Metric Tons	150	—	150	238	—	238	211	—	211
Production Metric Tons	246	—	246	247	—	247	186	—	186
Average Net Selling Price	$121.31	$—	$121.31	$149.52	$—	$149.52	$130.67	$—	$130.67
Average Cash Cost of Sales per Ton (1)(2)	$109.50	$—	$109.50	$121.45	$—	$121.45	$139.10	$—	$139.10
Average Cash Cost of Production per Ton (1)	$87.80	$—	$87.80	$104.30	$—	$104.30	$105.48	$—	$105.48

Low Vol PCI
Sales Metric Tons	—	271	271	—	425	425	—	388	388
Production Metric Tons	—	332	332	—	495	495	—	284	284
Average Net Selling Price	$—	$133.82	$133.82	$—	$185.86	$185.86	$—	$127.69	$127.69
Average Cash Cost of Sales per Ton (1)(2)	$—	$122.34	$122.34	$—	$159.16	$159.16	$—	$165.36	$165.36
Average Cash Cost of Production per Ton (1)	$—	$101.68	$101.68	$—	$94.56	$94.56	$—	$111.28	$111.28

Low Vol PCI - Willow Creek
Sales Metric Tons	—	148	148	—	85	85	—	120	120
Production Metric Tons	—	155	155	—	116	116	—	192	192
Average Net Selling Price	$—	$149.10	$149.10	$—	$198.09	$198.09	$—	$128.30	$128.30
Average Cash Cost of Sales per Ton (1)(2)	$—	$126.00	$126.00	$—	$448.87	$448.87	$—	$232.95	$232.95
Average Cash Cost of Production per Ton (1)	$—	$124.95	$124.95	$—	$308.66	$308.66	$—	$144.11	$144.11

Thermal
Sales Metric Tons	383	4	387	782	25	807	655	9	664
Production Metric Tons	434	12	446	816	30	846	552	7	559
Average Net Selling Price	$64.23	$32.98	$63.92	$71.27	$120.96	$72.78	$64.33	$124.44	$65.14
Average Cash Cost of Sales per Ton (1)(2)	$90.34	$341.79	$92.87	$78.87	$111.86	$79.87	$55.83	$70.31	$56.03
Average Cash Cost of Production per Ton (1)	$76.16	$102.96	$76.89	$60.74	$—	$58.59	$64.99	$—	$64.17

(1)        Average Cash Cost of Sales per Ton is based on reported Cost of Sales and includes items such as freight, royalties, manpower, fuel and other similar production and sales cost items but excludes depreciation, depletion and post retirement benefits. Average Cash Cost of Production  per Ton is based on period costs of mining and includes items such as manpower, fuel and other similar production items but excludes depreciation, depletion and post retirement benefits. Average Cash Cost per Ton are non-GAAP financial measures which are not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe Average Cash Cost  per Ton are useful measures of performance  and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Average Cash Cost of Sales per Ton may not be comparable to similarly titled measures used by other companies.

(2)        Reconciliation of Cash Costs of Sales per Ton to Cost of Sales as disclosed (in thousands USD):

	Quarter Ended March 31, 2013	Quarter Ended March 31, 2012	Quarter Ended Dec. 31, 2012
Cash Costs of Sales as calculated from above (sales tons times average cash cost per ton)	$367,681	$386,462	$381,907
Cash Costs of other products	53,253	45,072	48,701
Total Cost of Sales	$420,934	$431,534	$430,608

(3)        During the third quarter of 2012, in our Canadian and U.K. operations certain metrics around tons included in production were realigned to align with how we account for production in the U.S. operations.  Historically, the Canadian and U.K. operations were not recording tons produced until they were deemed finished goods.  We revised this methodology to include all tons mined, no matter if in process or finished, as produced based on a clean coal tonnage equivalent.  Our Form 8-K filed on November 5, 2012, includes a reconciliation of production statistics previously presented as compared with the realigned methodology from the Western Coal acquisition date of April 1, 2011 through June 30, 2012.

WALTER ENERGY, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS ($ in thousands) Unaudited

	March 31,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$235,791	$116,601
Receivables, net	315,296	256,967
Inventories	302,293	306,018
Deferred income taxes	55,629	58,526
Prepaid expenses	47,441	53,776
Other current assets	23,285	23,928
Total current assets	979,735	815,816
Mineral interests, net	2,927,591	2,965,557
Property, plant and equipment, net	1,691,637	1,732,131
Deferred income taxes	185,387	160,422
Other long-term assets	99,092	94,494
TOTAL ASSETS	$5,883,442	$5,768,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$17,398	$18,793
Accounts payable	133,040	114,913
Accrued expenses	192,913	184,875
Accumulated postretirement benefits obligation	29,637	29,200
Other current liabilities	207,328	206,473
Total current liabilities	580,316	554,254
Long-term debt	2,593,584	2,397,372
Deferred income taxes	883,659	921,687
Accumulated postretirement benefits obligation	636,129	633,264
Other long-term liabilities	244,084	251,272
TOTAL LIABILITIES	4,937,772	4,757,849
STOCKHOLDERS’ EQUITY	945,670	1,010,571
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,883,442	$5,768,420

WALTER ENERGY, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE THREE MONTHS ENDED MARCH 31, 2013 ($ in thousands, except per share amounts) Unaudited

					Accumulated
			Capital in		Other
		Common	Excess of	Accumulated	Comprehensive
	Total	Stock	Par Value	Deficit	Loss

Balance at December 31, 2012	$1,010,571	$625	$1,628,244	$(347,448)	$(270,850)

Net loss	(49,444)			(49,444)
Other comprehensive loss, net of tax	(10,200)				(10,200)
Stock issued upon the exercise of stock options	279	1	278
Dividends paid, $0.125 per share	(7,816)		(15,630)	7,814
Stock-based compensation	2,887		2,887
Excess tax deficit from stock-based compensation arrangements	(372)		(372)
Other	(235)	—	—	(235)
Balance at March 31, 2013	$945,670	$626	$1,615,407	$(389,313)	$(281,050)

WALTER ENERGY, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS ($ in thousands) Unaudited

	For the three months ended March 31,
	2013	2012
OPERATING ACTIVITIES
Net income (loss)	$(49,444)	$40,616

Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:

Depreciation and depletion	81,190	66,493
Deferred income tax benefit	(61,941)	(10,894)
Amortization of debt issuance costs	9,982	3,644
Other	14,922	8,756

Decrease (increase) in current assets:
Receivables	(58,494)	16,889
Inventories	5,428	(63,192)
Prepaid expenses and other current assets	6,502	5,462

Increase (decrease) in current liabilities:
Accounts payable	22,534	37,604
Accrued expenses and other current liabilities	9,923	(34,524)
Cash flows provided by (used in) operating activities	(19,398)	70,854

INVESTING ACTIVITIES
Additions to property, plant and equipment	(34,027)	(120,845)
Proceeds from sales of investments	—	12,228
Other	1,021	(85)
Cash flows used in investing activities	(33,006)	(108,702)

FINANCING ACTIVITIES
Proceeds from issuance of debt	450,000	—
Borrowings under revolving credit agreement	320,778	135,294
Repayments on revolving credit agreement	(320,778)	(70,156)
Retirements of debt	(254,687)	(9,177)
Dividends paid	(7,816)	(7,806)
Debt issuance costs	(15,163)	—
Other	(328)	(624)
Cash flows provided by financing activities	172,006	47,531

EFFECT OF FOREIGN EXCHANGE RATES ON CASH	(412)	87
Net increase in cash and cash equivalents	$119,190	$9,770

Cash and cash equivalents at beginning of period	$116,601	$128,430
Net increase in cash and cash equivalents	119,190	9,770
Cash and cash equivalents at end of period	$235,791	$138,200

WALTER ENERGY, INC. AND SUBSIDIARIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURES Unaudited

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER US GAAP:

	For the three months ended
	March 31,
($ in thousands)	2013	2012

Net income (loss)	$(49,444)	$40,616
Add: interest expense	52,618	28,067
Less: interest income	(650)	(277)
Add: income tax expense (benefit)	(66,039)	8,677
Add: depreciation and depletion expense	81,190	66,493
Earnings before interest, income taxes, and depreciation and depletion (EBITDA) (1)	17,675	143,576
Add: restructuring charges	7,440	—
Add: proxy contest expenses and other	6,838	—
Adjusted EBITDA (2)	$31,953	$143,576

RECONCILIATION OF ADJUSTED NET INCOME (LOSS) TO AMOUNTS REPORTED UNDER US GAAP:

	For the three months ended
	March 31,
($ in thousands)	2013	2012

Net income (loss)	$(49,444)	$40,616
Add: restructuring charges, net of tax ($2.6 million)	4,851	—
Add: proxy contest expenses and other, net of tax ($2.4 million)	4,449	—
Adjusted net income (loss) (3)	$(40,144)	$40,616

(1)              EBITDA  is defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and depletion expense. EBITDA is a financial measure which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe that EBITDA is a useful measure as some investors and analysts use EBITDA to compare us against other companies and to help analyze our ability to satisfy principal and interest obligations and capital expenditure needs. EBITDA may not be comparable to similarly titled measures used by other companies.

(2)              Adjusted EBITDA is defined as EBITDA further adjusted to exclude restructuring charges, proxy contest expenses and other miscellaneous items.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors  should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

(3)              Adjusted net income (loss) is defined as net income (loss) excluding restructuring charges, proxy contest expenses and other miscellaneous items, net of tax.  Adjusted net income (loss) is not a measure of financial performance in accordance with generally accepted accounting principles, and we believe items excluded from Adjusted net income (loss) are significant to a reader in understanding and assessing our results of operations.  Therefore, Adjusted net income (loss) should not be considered in isolation, nor as an alternative to net income (loss) under generally accepted accounting principles.